Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Daily Journal Corporation (the “Company”) of our report dated December 30, 2024 relating to the consolidated financial statements of Daily Journal Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ Baker Tilly US, LLP

Irvine, California

May 23, 2025